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                                  EXHIBIT 99.1

               ALLIED HOLDINGS' SUBSIDIARY, AXIS GROUP, ACQUIRES
                           LOGISTICS SERVICES COMPANY

DECATUR, GA., MARCH 1, 2000 - ALLIED HOLDINGS, INC. (NYSE: AHI) today announced that its wholly owned subsidiary, Axis Group, acquired CT Group, Inc., a Michigan-based holding company which owns CT Services and Cordin Transport. Terms of the transaction were not disclosed.

The CT Group provides a variety of logistics services to the pre-owned vehicle market and is best known for its vehicle inspection programs. Through the CT Services subsidiary, the company provides custom inspection services for: vehicles returned after lease terms; rental cars returned under manufacturer programs; and other pre-owned vehicles requiring inspection prior to wholesale auction. These customized services and proprietary electronic notepad inspection tools have earned CT Services well-deserved market recognition for both customer service and value.

Primarily through Cordin Transport, the CT Group also provides transportation services for inspection customers. The services include: driveaway and haulaway, rail loading and yard management, as well as both motor and rail carrier management. Finally, the subsidiaries support their inspection customers through administrative services such as vehicle titling and insurance claims processing.

Axis acquired CT Group from Robert and Mark Chambers who owned and operated the business since the mid-1980s. The Chambers will remain as members of management of the business in charge of day to day activities.

Commenting on the acquisition, Randall E. West, President and Chief Operating Officer of Allied Holdings, said, "Bob and Mark Chambers and their associates have established CT Services as the industry leader in the pre-owned vehicle inspection arena. We do not expect to change their business, but do hope to learn from them and then help them grow." West continued, "This acquisition supports our strategy to build value-added capabilities for the finished vehicle supply chain. As well, it reinforces our leadership as the most capable and successful provider of automotive logistics services in the world."

Allied Holdings, Inc. is the parent of several subsidiaries engaged in providing logistics, distribution and transportation services to the automotive industry. The services of Allied's subsidiaries span the entire finished vehicle distribution continuum, and include logistics, car hauling, intramodal transport, accessorization, and dealer prep. Allied, through its subsidiaries, is the largest company in North America specializing in the delivery of new and used vehicles.

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Statements in this press release that are not strictly historical are
"forward-looking" statements. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company's reports filed with the Securities and Exchange Commission.

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